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                                                      Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-127355


STICKER DATED JULY 31, 2006 TO PROSPECTUS

The prospectus for Atlas America Public #15-2005 Program consists of this sticker, the sticker dated May 11, 2006, the prospectus which is dated April 17, 2006, Supplement No. 1 dated May 11, 2006, and Supplement No. 2 dated July 31, 2006, to the prospectus.

The Supplement No. 2 describes the status of the offering and provides information concerning the recent filing of an initial public offering for Atlas Energy Resources, LLC.

THIS STICKER, THE STICKER DATED MAY 11, 2006, SUPPLEMENT NO. 1 AND SUPPLEMENT NO. 2 FORM A PART OF, AND MUST BE ACCOMPANIED OR PRECEDED BY, THE PROSPECTUS.


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                      ATLAS AMERICA PUBLIC #15-2005 PROGRAM

                                Supplement No. 2
                                     to the
                         Prospectus dated April 17, 2006

                                  July 31, 2006

SUMMARY
We, Atlas America Public #15-2006(B) L.P., are providing you with this Supplement No. 2 to update the prospectus. This supplement forms a part of, and must be accompanied or preceded by, the prospectus. The purposes of this supplement are to describe the current status of the offering and provide information concerning the recent filing of an initial public offering for Atlas Energy Resources, LLC.

You should carefully review the prospectus and this Supplement No. 2 before subscribing for units.

STATUS OF THE OFFERING
As of the date of this Supplement No. 2 we have received offering proceeds of approximately $144 million.

MANAGEMENT
Atlas America, our managing general partner's indirect parent company, announced on July 28, 2006 that Atlas Energy Resources, LLC ("Atlas Energy"), which will own and operate substantially all of the natural gas and oil assets and the investment partnership management business of Atlas America, including our managing general partner, Atlas Resources, LLC, has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of 5,750,000 common units, representing an approximate 16.9% membership interest. The underwriters are expected to be granted a 30-day option to purchase up to 862,500 additional common units. Upon completion of the Atlas Energy offering, Atlas America expects to own approximately 83% of the membership interests in Atlas Energy. Additionally, Atlas America will own Atlas Energy Management, Inc., which will own all of the management incentive interests in Atlas Energy. Atlas Energy intends to apply to have its common units listed on the New York Stock Exchange. See "- Pro Forma Organizational Diagram (Subject to Change)" in the prospectus. This Supplement No. 2 does not constitute an offer to sell or a solicitation of an offer to buy any securities in Atlas Energy.



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